Exhibit 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Golden Valley, MN 55416
763 545 1730 Tel
763 656 5204 Fax

News Release
Pentair’s Second Quarter 2006 EPS Increases 12% to $0.67 on 9% Sales Gain

Second Quarter 2006 Highlights
„	Earnings per share of $0.67 from continuing operations was up 12%.
„	Net sales of $862.0 million increased 9%, of which 4% was organic and the remainder was from the impact of acquisitions.
„	Technical Products Group surpassed its 15 percent operating margin goal and achieved its 18th consecutive quarter of sequential margin improvement, excluding the impact of stock option expensing.
„	Sales in Asia grew approximately 30% in local currencies.
„	The FARADYNE pump motor joint venture is on-schedule to begin production of four-inch submersible pump motors in the third quarter of 2006.
„	Cash flow of $128.5 million brings YTD Free Cash Flow to $27.2 million.
GOLDEN VALLEY, Minn. — July 25, 2006 — Pentair (NYSE: PNR) today announced its second quarter 2006 results, highlighting earnings per share (EPS) from continuing operations of $0.67, an increase of 12 percent over the same period last year, on sales of $862.0 million, a gain of nine percent. Excluding the impact of acquisitions and negligible currency exchange, second quarter sales increased approximately four percent. Pentair realized a net EPS benefit of approximately five cents per share from the net impact of one-time tax-related items that were partially offset by one-time reorganization costs in the quarter.
Pentair Chairman and Chief Executive Officer, Randall J. Hogan, said: “We realized good growth in our residential, commercial and municipal pump markets; in Asian markets; and in the industrial and commercial markets of our Technical Products Group. Our Thermal Management acquisition has exceeded its sales, operating income and margin targets for the first six months of 2006, and the Technical Products Group, as a whole, has surpassed our 15 percent return on sales goal.
“Although our residential Water markets remained relatively strong, we did see some weakness in the Spa & Bath area due to softer housing markets, and sales of pool equipment were adversely affected by inventory adjustments at several large distributors. Growth in our European Water business slowed in the second quarter with good growth in pump sales being somewhat offset by lower pool equipment sales due to an unseasonably cool, wet European spring.”
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Hogan added: “We continue to build toward the promise of higher growth and higher performance in our two attractive business segments. Based upon our second quarter performance and not withstanding the mixed economic outlook, we are reiterating our previous EPS guidance of between $2.08 and $2.18 for the year and are initiating third quarter EPS guidance in a range between $0.46 and $0.50.”
Pentair’s full year 2005 EPS from continuing operations was $1.80 with EPS from continuing operations in the third quarter 2005 of $0.43, both reflecting the impact of stock option expensing per SFAS 123R.
Second Quarter 2006 Financial Comments
Earnings:
EPS from continuing operations of $0.67 was 12 percent higher than second quarter 2005 EPS from continuing operations of $0.60. Operating income totaled $108.0 million, approximately one percent higher than the $107.2 million reported in the same period last year. Return on sales of 12.5 percent in the second quarter was lower by 110 basis points than that of a year ago as higher Technical Products Group margins were offset by Water Group investments and higher corporate costs. Pentair realized a net EPS benefit of approximately five cents per share from the net impact of one-time tax-related items that were partially offset by one-time reorganization costs in the quarter.
Revenue:
Net sales totaled $862.0 million, up nine percent from $788.5 million in the same period a year ago. Sales growth, excluding the impact of acquisitions and negligible currency exchange, was approximately four percent.
Cash:
Cash flow totaled $128.5 million, bringing free cash flow for the first half of 2006 to $27.2 million. This compares favorably to the second quarter of 2005, when cash flow totaled $112.8 million, bringing free cash flow for the first half of 2005 to $11.4 million.
Water Group Second Quarter Comments
„	Water Group sales of $605.5 million increased 3.4 percent over the same period last year.
„	Pump growth included record sales of Aurora and Sta-Rite pumps and strong sales of water systems in commercial, municipal, and residential pump markets. Wet weather in the northeastern U.S. contributed to the strong quarter, as did new customers in several vertical markets including wastewater and fire protection systems, and new products, including control boxes, variable speed drive pumps, and end-suction pumps.
„	Pool sales were up from year-ago levels driven by new products including electronic control packages and high-efficiency variable speed pumps. This performance came despite a decline in Spa & Bath sales, and slower pool building markets in Florida and California.
„	Filtration growth reflected improved industrial sales that more than offset weaker sales in residential and original equipment manufacturer (OEM) markets. Filtration also saw stronger activity in its Ecolab partnership and in point-of-use residential filtration.
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„	Efforts to capture additional share in global desalination projects produced another record quarter for our CodeLine pressure vessel business.
„	New products contributed to sales gains, particularly in Pool and in Europe. Pool benefited from previously launched products including variable speed pumps, control systems, and robotic cleaners, while product launches in Europe included an energy-efficient variable speed pump for residential markets, a new in-ground fire suppression system, and a complete cabinet-sized water softener for point-of-use applications.
„	Operating income for the Group totaled $84.2 million, down nine percent over the same period last year. Return on sales was 13.9 percent, down 180 basis points compared to last year.
„	Margin gains in Pump operations — driven by sourcing activities, pricing, and volume — were offset by mix, material cost inflation, and plant consolidation-related inefficiencies in Pool and Filtration operations.
„	Planned investments for growth continued with approximately $7 million incurred in the quarter.
„	Operating income from international businesses was down from year-ago levels due primarily to reorganization costs and continuing investments in Asia and in Europe.
„	The FARADYNE joint venture is progressing well as field-testing is complete. Production of submersible motors is expected to begin shortly, and motors should be available in the third quarter, as anticipated.
Technical Products Group Second Quarter Comments
„	Sales of $256.5 million for the quarter increased $54 million or 26 percent over the same quarter last year. Excluding the impact of the newly acquired Thermal Management businesses and negligible foreign currency exchange, organic growth was approximately seven percent.
„	Excluding acquisitions, sales in North American markets grew in the mid-single digits, resulting from share gains in targeted petrochemical, food & beverage, and commercial construction markets driven by new products and focused vertical marketing efforts.
„	In Europe, growth in test & measurement and automation & control markets, and in ATCA was offset by several end-of-life telecom programs and transition of OEM business to our China operations. New products and an expanded customer base bolstered sales.
„	Strong growth in Asia benefited from continued market penetration in China, strong growth in Japan as those markets continued their recovery, and OEM program transitions from our North American and European operations.
„	Volume growth, supply management savings, cost reductions, and improved productivity combined to set new earnings records. Operating income of $39.7 million set a new record, breaking the previous $37.7 million record set in the first quarter of 2006.
„	Margins totaled 15.5 percent, up 70 basis points on a sequential quarter basis. The second quarter was the Group’s 18th consecutive quarter of sequential margin improvement, excluding the impact of stock option expensing.
„	Increased sales together with the rapid implementation of lean and supply management practices drove significant profit improvements in the newly acquired Thermal Management business. The business exceeded its sales, operating income and margin targets for the first six months.
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As announced in a June 29, 2006 news release, a jury verdict was rendered against Pentair for $193 million, exclusive of pre-judgment interest and attorney’s fees, in the commercial damages portion of the previously disclosed Horizon litigation. Based on the information available to the Company at this time, no adjustment to previously established reserves was deemed necessary in the second quarter. Pentair’s EPS guidance does not reflect any potential impact of this litigation.
A Pentair conference call scheduled for 11:00 a.m. CDT today will be webcast live via http://www.pentair.com. A link to the conference call is posted on the site’s “Financial Information” page and will be archived at the same location.
About Pentair, Inc.
Pentair, Inc. (NYSE: PNR) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2005 revenues of $2.95 billion, Pentair employs approximately 15,000 people worldwide.
Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as continued economic growth; the ability to successfully appeal and limit damages payable arising out of the Horizon litigation; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.

Pentair Contacts:
Rachael Jarosh	Mark Cain
Communications	Investor Relations
Tel.: (763) 656-5280	Tel.: (763) 656-5278
E-mail: rachael.jarosh@pentair.com	E-mail: mark.cain@pentair.com
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Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three months ended		Six months ended
	July 1	July 2	July 1	July 2
In thousands, except per-share data	2006	2005	2006	2005

Net sales	$862,022	$788,523	$1,633,411	$1,498,158
Cost of goods sold	599,333	553,290	1,148,214	1,058,787

Gross profit	262,689	235,233	485,197	439,371
% of net sales	30.4%	29.8%	29.7%	29.3%
Selling, general and administrative	139,831	117,467	268,920	238,092
% of net sales	16.2%	14.9%	16.5%	15.9%
Research and development	14,883	10,532	29,746	21,959
% of net sales	1.7%	1.3%	1.8%	1.4%

Operating income	107,975	107,234	186,531	179,320
% of net sales	12.5%	13.6%	11.4%	12.0%
Gain on sale of investment	—	5,199	—	5,199
Net interest expense	12,553	11,696	25,837	22,972
% of net sales	1.4%	1.5%	1.6%	1.5%

Income from continuing operations before income taxes	95,422	100,737	160,694	161,547
% of net sales	11.1%	12.8%	9.8%	10.8%
Provision for income taxes	26,789	39,358	48,990	59,987
Effective tax rate	28.1%	39.1%	30.5%	37.1%

Income from continuing operations	68,633	61,379	111,704	101,560
Loss on disposal of discontinued operations, net of tax	—	—	(1,451)	—

Net income	$68,633	$61,379	$110,253	$101,560

Earnings (loss) per common share
Basic
Continuing operations	$0.68	$0.61	$1.11	$1.01
Discontinued operations	—	—	(0.01)	—

Basic earnings per common share	$0.68	$0.61	$1.10	$1.01

Diluted
Continuing operations	$0.67	$0.60	$1.09	$0.99
Discontinued operations	—	—	(0.01)	—

Diluted earnings per common share	$0.67	$0.60	$1.08	$0.99

Weighted average common shares outstanding
Basic	100,509	100,769	100,498	100,566
Diluted	102,429	102,967	102,457	102,645

Cash dividends declared per common share	$0.14	$0.13	$0.28	$0.26

Pentair, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	July 1	December 31	July 2
In thousands	2006	2005	2005

Assets
Current assets
Cash and cash equivalents	$48,331	$48,500	$41,853
Accounts and notes receivable, net	502,982	423,847	457,878
Inventories	380,219	349,312	339,460
Deferred tax assets	45,922	48,971	49,077
Prepaid expenses and other current assets	27,659	24,394	27,734

Total current assets	1,005,113	895,024	916,002

Property, plant and equipment, net	312,146	311,839	324,477

Other assets
Goodwill	1,729,179	1,718,207	1,614,248
Intangibles, net	263,600	266,533	254,233
Other	80,167	62,152	60,538

Total other assets	2,072,946	2,046,892	1,929,019

Total assets	$3,390,205	$3,253,755	$3,169,498

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$4,869	$—	$—
Current maturities of long-term debt	6,970	4,137	6,469
Accounts payable	224,237	207,320	195,702
Employee compensation and benefits	83,071	95,552	80,584
Accrued product claims and warranties	41,346	43,551	43,940
Current liabilities of discontinued operations	—	192	192
Income taxes	22,533	17,518	45,123
Accrued rebates and sales incentives	35,723	45,374	38,177
Other current liabilities	83,937	111,026	97,367

Total current liabilities	502,686	524,670	507,554

Long-term debt	801,898	748,477	727,631
Pension and other retirement compensation	164,480	152,780	138,830
Post-retirement medical and other benefits	73,723	73,949	70,309
Deferred tax liabilities	125,418	125,785	143,377
Other non-current liabilities	79,838	70,455	67,576
Non-current liabilities of discontinued operations	—	2,029	2,031

Total liabilities	1,748,043	1,698,145	1,657,308

Shareholders’ equity	1,642,162	1,555,610	1,512,190

Total liabilities and shareholders’ equity	$3,390,205	$3,253,755	$3,169,498

Days sales in accounts receivable (13 month moving average)	54	54	53
Days inventory on hand (13 month moving average)	71	70	68
Days in accounts payable (13 month moving average)	56	56	56
Debt/total capital	33.1%	32.6%	32.7%

Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six months ended
	July 1	July 2
In thousands	2006	2005

Operating activities
Net income	$110,253	$101,560
Adjustments to reconcile net income to net cash used for operating activities
Loss on disposal of discontinued operations	1,451	—
Depreciation	30,386	28,962
Amortization	9,476	8,074
Deferred income taxes	181	2,572
Stock compensation	12,484	13,306
Excess tax benefits from stock-based compensation	(2,605)	(7,809)
Gain on sale of investment	—	(5,199)
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(74,193)	(72,729)
Inventories	(28,032)	(22,340)
Prepaid expenses and other current assets	(2,809)	(4,036)
Accounts payable	12,382	4,590
Employee compensation and benefits	(16,832)	(29,912)
Accrued product claims and warranties	(1,793)	1,228
Income taxes	6,443	18,285
Other current liabilities	(19,933)	787
Pension and post-retirement benefits	8,722	7,370
Other assets and liabilities	1,565	(5,144)

Net cash provided by continuing operations	47,146	39,565
Net cash provided by (used for) operating activities of discontinued operations	48	(630)

Net cash provided by operating activities	47,194	38,935
Investing activities
Capital expenditures	(20,217)	(39,077)
Proceeds from sale of property and equipment	221	11,553
Acquisitions, net of cash acquired	(19,694)	(10,513)
Divestitures	(24,007)	(190)
Other	(4,273)	23,596

Net cash used for investing activities	(67,970)	(14,631)
Financing activities
Net short-term borrowings	4,763	—
Proceeds from long-term debt	414,233	186,610
Repayment of long-term debt	(358,141)	(186,993)
Proceeds from exercise of stock options	2,939	6,355
Repurchases of common stock	(18,330)	—
Excess tax benefits from stock-based compensation	2,605	7,809
Dividends paid	(28,458)	(26,648)

Net cash provided by (used for) financing activities	19,611	(12,867)
Effect of exchange rate changes on cash and cash equivalents	996	(1,079)

Change in cash and cash equivalents	(169)	10,358
Cash and cash equivalents, beginning of period	48,500	31,495

Cash and cash equivalents, end of period	$48,331	$41,853

Free cash flow
Net cash provided by operating activities	$47,194	$38,935
Less capital expenditures	(20,217)	(39,077)
Proceeds from sale of property and equipment	221	11,553

Free cash flow	$27,198	$11,411

Pentair, Inc. and Subsidiaries
Supplemental Financial Information by Reportable Business Segment (Unaudited)

	First Qtr	Second Qtr	Six Months	First Qtr	Second Qtr	Six Months
In thousands	2006	2006	2006	2005	2005	2005

Net sales to external customers
Water	$517,169	$605,516	$1,122,685	$512,088	$585,657	$1,097,745
Technical Products	254,220	256,506	510,726	197,547	202,866	400,413

Consolidated	$771,389	$862,022	$1,633,411	$709,635	$788,523	$1,498,158

Intersegment sales
Water	$50	$55	$105	$22	$187	209
Technical Products	889	1,312	2,201	402	630	1,032
Other	(939)	(1,367)	(2,306)	(424)	(817)	(1,241)

Consolidated	$—	$—	$—	$—	$—	$—

Operating income (loss)
Water	$55,587	$84,191	$139,778	$60,489	$92,167	$152,656
Technical Products	37,704	39,678	77,382	25,172	26,325	51,497
Other	(14,735)	(15,894)	(30,629)	(13,575)	(11,258)	(24,833)

Consolidated	$78,556	$107,975	$186,531	$72,086	$107,234	$179,320

Operating income as a percent of net sales
Water	10.8%	13.9%	12.5%	11.8%	15.7%	13.9%
Technical Products	14.8%	15.5%	15.2%	12.7%	13.0%	12.9%
Consolidated	10.2%	12.5%	11.4%	10.2%	13.6%	12.0%